Exhibit 10.35

Certain Compensation Arrangements with Named Executive Officers

As of December 31, 2004, our named executive officers, as such term is defined in Item 402(a)(3) of Regulation S-K of the Securities and Exchange Act of 1934 as amended, were:

Named Executive Officer	Title
Thomas J. Kalinske	Chief Executive Officer (1)
Michael C. Wood	Chief Executive Officer (2)
Jerome J. Perez	President
Paul A. Rioux	Vice-Chairman
G. Frederick Forsyth	Chief Operating Officer (3)
Timothy M. Bender	President, Worldwide Consumer Group

(1)	Mr. Kalinske has served as our Chief Executive Officer since February 2004.
(2)	Mr. Wood resigned as our Chief Executive Officer and became our Chief Vision and Creative Officer in February 2004. In September 2004, Mr. Wood resigned as our Chief Vision and Creative Officer.
(3)	Mr. Forsyth resigned as our Chief Operating Officer in February 2005.

To the extent compensation arrangements with these named executive officers are not described in exhibits filed or incorporated by reference in this Form 10-K, the following is a summary of the compensation arrangements between LeapFrog and its named executive officers as of March 1, 2005.

Salary and Bonus

The annual salary and bonus for Messrs. Kalinske, Perez and Rioux, are as set forth in the employment agreements between each of these named executive officers and LeapFrog. Messrs. Kalinske and Perez each voluntarily waived their right to receive the 2004 guaranteed bonus to which they are entitled under their employment agreements with LeapFrog.

Under the terms of his employment agreement effective as of November 1, 2003, Mr. Bender’s annual salary and bonus were initially set at $260,000 and $90,000, respectively, with our board of directors or any committee thereof having the ability to approve higher amounts. As of March 1, 2005, Mr. Bender is receiving an annual salary of $300,000. In addition, Mr. Bender was eligible to receive a bonus of up to 50% of his 2004 annual salary for his service to LeapFrog in 2004.

Under the terms of his employment agreement effective as of January 1, 2002, Mr. Wood’s annual salary was initially set at $265,000. The Compensation Committee of our board of directors approved salary increases for Mr. Wood’s annual salary such that since July 2003, he was paid an annual salary of $281,200. Pursuant to the terms of his employment agreement, Mr. Wood was eligible to receive an annual bonus of up to $135,000.

Performance Share Grants

In April 2004, the Compensation Committee of our board of directors approved an amendment to our 2002 Equity Incentive Plan to allow for a performance share program that provides the opportunity for certain designated participants to receive shares of LeapFrog’s common stock based on formulas tied to certain pre-established financial performance goals that are established for each performance period by the Compensation Committee. At the beginning of each performance period, each designated participant is assigned a “Target Award” that sets forth the number of shares of LeapFrog’s common stock that will be awarded to the participant if the pre-established financial performance goals are met during the performance period. If the level of such performance goals that is achieved during the performance period is less or more than the specified target level, participants will be awarded a percentage (from 25% to 200%) of shares subject to the Target Awards; provided, however, that if a specified minimum level of performance goals is not achieved during the performance period, participants will not receive any shares. In April 2004, the following named executive officers were granted the right to participate in the performance share program for the 2004 through 2006 performance period. The named executive officers will earn one-third of their Target Awards for each year that the annual performance goals are met during the 2004 through 2006 performance period. The named executive officers will be issued the number of shares earned during the 2004 through 2006 performance period on or about December 31, 2006.

Named Executive Officer	Target Awards for the 2004 through 2006 Performance Period
Thomas J. Kalinske	95,600 shares
Jerome J. Perez	20,000 shares
G. Frederick Forsyth	22,000 shares
Timothy M. Bender	43,000 shares

As the company did not meet the 2004 performance goals set by the Compensation Committee of our board of directors, the named executive officers did not receive a grant of shares under the performance share program for the 2004 period. Should the company meet the performance goals established by the Compensation Committee of our board of directors in 2005 and 2006, the named executive officers will each receive two-thirds of their Target Awards set forth in the above table, such shares to be granted on or about December 31, 2006, subject to adjustment if the level of performance goals that is achieved during the performance period is less or more than the specified target level, as described above. For the 2005 period, the company’s net income, operating cash flow, revenue, and total shareholder return are the performance measures that will be used to determine whether the performance goals have been achieved.